Exhibit (a)(1)(ix)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares,
All Shares Held by U.S. Holders, and
All OCEANEs Held by U.S. Holders
of
Wavecom S.A.
at
€8.50 Per Share,
the U.S. Dollar Equivalent of €8.50 Per American Depositary Share
(each American Depositary Share representing one Share), and
€31.93 plus Unpaid Accrued Interest Per OCEANE
by
Sierra Wireless France SAS
an indirect wholly-owned subsidiary of
Sierra Wireless, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FEBRUARY 12, 2009, UNLESS THE U.S. OFFER IS EXTENDED.

January 8, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Sierra Wireless France SAS, a company organized under the laws of France (“Purchaser”), and an indirect wholly-owned subsidiary of Sierra Wireless, Inc., a Canadian corporation, to act as Dealer Manager in the United States in connection with Purchaser’s offer to purchase all of the bonds convertible and/or exchangeable for newly issued or existing Shares by option (obligations à options de conversion et/ou d’échange en actions nouvelles ou existantes) (the “OCEANEs”) issued by Wavecom S.A. (“Wavecom”) and held by U.S. holders at €8.50 plus Unpaid Accrued Interest per OCEANE, net to the seller in cash, less any required withholding taxes and without interest thereon, as well as to purchase the following securities: all outstanding shares, nominal value €1.00 (“Shares”), of Wavecom held by U.S. holders, and all American Depositary Shares (“ADSs”) of Wavecom wherever held, in each case upon the terms and subject to the conditions set forth in the U.S. offer to purchase, dated January 8, 2009 (the “U.S. Offer to Purchase”), and in the related ADS letter of transmittal and forms of acceptance (which, together with the U.S. Offer to Purchase, each as amended or supplemented from time to time, constitute the “U.S. Offer”).

The U.S. Offer is being made in conjunction with a concurrent offer in France (together with the U.S. Offer, the “Offers”). In France, Purchaser is seeking to acquire all outstanding Shares and OCEANEs owned by non-U.S. holders at the same prices offered in the U.S. Offer.

Please furnish copies of the enclosed materials to those of your clients for whose account you hold OCEANEs in your name or in the name of your nominee.

Enclosed herewith are the following documents:

1. The U.S. Offer to Purchase, dated January 8, 2009;

2. A printed form of a letter that may be sent to your clients for whose account you hold OCEANEs in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The form of acceptance for Shares to be used by holders of Shares in accepting the U.S. Offer and tendering OCEANEs;

4. The form of acceptance for OCEANEs and the ADS letter of transmittal (which constitute part of the U.S. Offer and are being provided for information purposes only);

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

6. The return envelope addressed to The Bank of New York Mellon (as U.S. Tender Agent).

Shares and ADSs cannot be tendered by means of the enclosed form of acceptance for OCEANEs (which is exclusively for use in respect of OCEANEs). If your clients hold Shares or ADSs, you should use the enclosed form of acceptance for Shares or ADS letter of transmittal for tendering such securities into the U.S. Offer by following the instructions set forth on such form. Additional information can be obtained from the Information Agent for the U.S. Offer at (800) 290-6429.

We urge you to contact your clients as promptly as possible.

Please note the following:

1. The U.S. Offer is being made for all of Wavecom’s outstanding Shares and OCEANEs held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934) and all outstanding ADSs. Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase the Shares, ADSs and OCEANEs validly tendered and not withdrawn before the expiration date of the U.S. Offer. The term “Expiration Date” means 12:00 noon, New York City time, on February 12, 2009 or, if the U.S. Offer is extended, the latest time and date at which the U.S. Offer, as so extended by Purchaser, will expire.

2. The U.S. Offer is open to all holders of ADSs and to all U.S. holders of Shares and OCEANEs. See Section 1 of the U.S. Offer to Purchase.

3. The Offers are both conditioned upon there being validly tendered and in accordance with the terms of the Offers and not withdrawn prior to the expiration date of the Offers that number of Shares (including Shares represented by ADSs) that represent at least 50% plus one voting right of Wavecom as of the date of closing of the last of the two Offers, which takes into account (i) all of the Shares validly tendered to the Offers (including Shares represented by ADSs) as of the date of closing of the last of the two Offers and (ii) all existing Shares of the Company as of the date of closing of the last of the two Offers, including the Shares represented by ADSs (less all treasury shares).

4. The price to be paid in the U.S. Offer for OCEANEs is €8.50 plus Unpaid Accrued Interest per OCEANE, net to the seller in cash, less any required withholding taxes and without interest thereon, as set forth in the U.S. Offer to Purchase.

5. Tendering holders will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of OCEANEs by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 6 of the form of acceptance for OCEANEs.

Notwithstanding any other provisions of the U.S. Offer, in all cases, payment for OCEANEs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Tender Agent of (a) a confirmation of book entry with respect to such OCEANEs, (b) a form of acceptance for OCEANEs (or facsimile thereof), properly completed and duly executed and (c) any other documents required by the form of acceptance for OCEANEs. Under no circumstances will interest be paid by Purchaser on the purchase price of the OCEANEs, regardless of any extension of the U.S. Offer or any delay in making such payment (other than the Unpaid Accrued Interest included in the offer price for the OCEANEs).

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the U.S. Tender Agent as described in the U.S. Offer to Purchase) in connection with the solicitation of tenders of OCEANEs pursuant to the U.S. Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on February 12, 2009, unless the U.S. Offer is extended.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the U.S. Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Lazard Frères & Co. LLC
30 Rockefeller Plaza
New York, NY 10020

The Information Agent for the U.S. Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

U.S. Toll Free Number for holders of Securities in the United States: (800) 290-6429
U.S. Number for banks and brokers: (212) 269-5550

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE DEALER MANAGER, PURCHASER, SIERRA WIRELESS, INC., WAVECOM, THE INFORMATION AGENT, THE U.S. TENDER AGENT OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE U.S. OFFER NOT CONTAINED IN THE U.S. OFFER TO PURCHASE OR THE FORM OF ACCEPTANCE FOR OCEANEs.

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